News Release

Date: July 16, 2003	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Mid-State Bancshares Reports Strong Earnings Increase of 16.9%

ARROYO GRANDE, CA – Mid-State Bancshares (the Company), the holding company for Mid-State Bank & Trust (the Bank), reported net income of $8.4 million for the three months ended June 30, 2003, a 16.9% increase over second quarter 2002 earnings of $7.2 million.  Diluted earnings per share were $0.34 in the second quarter of 2003 compared to $0.29 in the like 2002 period.  For the six months year-to-date, net income was up 12.4% to $15.8 million in 2003 from $14.1 million in 2002, representing diluted earnings per share of $0.64 and $0.56, respectively.

“The Company’s results achieved in these difficult economic times are a testament to the efforts taken by our employees, officers and directors to offset the impact of the low rate environment,” said James W. Lokey, president and chief executive officer.  “We believe our solid performance will continue as a result of these efforts and new actions currently being taken.”

James G. Stathos, executive vice president and chief financial officer added, “We continue to focus our attention on expanding the fees generated from our mortgage banking operation.  Net fees generated by our mortgage operation totaled $2.5 million in the first six months of 2003 compared to $1.0 million in the 2002 period.  We have also implemented cost control measures that reduced our non-interest expense by $349,000 from the first quarter to the second quarter this year.”

Total assets of the Company were up 7.8% to $2.024 billion from $1.879 billion at June 30, 2002.  This growth was fueled by an increase in deposits of 8.8% to $1.740 billion, up from $1.599 billion one year earlier.  The growth in deposits was centered in core deposits.  While time deposits decreased to $397.6 million from one year earlier of $413.8 million, all other categories of demand, NOW, money market, and savings increased to $1.342 billion from $1.185 billion one year earlier.  In an ongoing effort to improve earnings, the Company continues to focus its attention on attracting lower cost core deposits while trying to remain competitive in retaining time deposits.  Loan activity over the last year has been slow with the loan portfolio holding steady at $1.102 billion at June 30, 2003, compared to one year earlier.  Consequently, the growth in deposits has funded a $95 million increase in Investments and Fed Funds Sold along with a $45 million increase in the total of Mortgage Loans Available for Sale.

During the first half of 2003, the Company continued its stock repurchase program, repurchasing 185,699 shares during the second quarter and 232,590 shares during the first quarter.  In the comparable 2002 period, the Company repurchased 75,457 shares in the second quarter and 24,481 shares in the first.  Management estimates that the effect of the stock repurchase program in 2003 has been to increase earnings per share by approximately one cent per share in the second quarter compared to what it would have been had no program been in place this year.  In other matters concerning capital, the dividend declared during the second quarter of 2003 was increased to $0.13 per share, up from $0.11 in the first quarter of 2003 and $0.10 per share one year earlier.

Non-performing asset levels totaled $16.4 million compared to $12.5 million one year earlier.  The level of non-performing assets as a percent of total assets was 0.8% compared to the 0.7% level of one year ago.  The level of non-performing assets is centered primarily in two lending relationships secured by real estate (total $14.4 million).  Management has established specific reserves that would offset potential losses, if any, arising from less than full recovery of the loans from the supporting collateral.  The ratio of the Company’s allowances for losses to non-performing loans was 120% compared to 166% one year earlier.  On a quarterly basis, management performs an analysis of the adequacy of the allowance for loan losses.  The results of this analysis for the quarter ended June 30, 2003 determined that the allowance was adequate to cover losses inherent in the portfolio.

Mid-State Bancshares is a $2.0 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 39 offices serving almost 100,000 households.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Bank’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Bank’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Bank’s beliefs and expectations concerning future operating results. Although the Bank believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Bank or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Bank undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Please See Pertinent Financial Data Attached.

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Consolidated Financial Data - Mid-State Bancshares

(Unaudited)	Quarter Ended
(In thousands)	June 30, 2003	Mar 31, 2003	Dec 31, 2002	Sept. 30, 2002	June 30, 2002
Interest Income (not taxable equivalent)	$26,207	$25,865	$27,107	$27,164	$27,205
Interest Expense	2,568	2,834	3,404	4,020	4,167
Net Interest Income	23,639	23,031	23,703	23,144	23,038
Provision for Loan Losses	150	110	—	—	300
Net Interest Income after provision for loan losses	23,489	22,921	23,703	23,144	22,738
Non-interest income	7,484	6,914	6,419	6,175	5,744
Non-interest expense	18,026	18,375	17,441	18,267	17,330
Income before income taxes	12,947	11,460	12,681	11,052	11,152
Provision for income taxes	4,587	4,017	3,966	3,966	3,988
Net Income	$8,360	$7,443	$8,715	$7,086	$7,154

	Quarter Ended
(In thousands, except per share data)	June 30, 2003	Mar 31, 2003	Dec 31, 2002	Sept. 30, 2002	June 30, 2002
Per share:
Net Income - basic	$0.36	$0.32	$0.37	$0.30	$0.30
Net Income - diluted	$0.34	$0.30	$0.35	$0.29	$0.29
Weighted average shares used in Basic E.P.S. calculation	23,442	23,598	23,773	23,924	24,067
Weighted average shares used in Diluted E.P.S. calculation	24,477	24,638	24,769	24,815	24,892
Cash dividends	$0.13	$0.11	$0.11	$0.10	$0.10
Book value at period-end	$11.22	$10.89	$10.72	$10.57	$10.20
Tangible book value at period end	$9.41	$9.09	$8.94	$8.79	$8.44
Ending Shares	23,384	23,488	23,697	23,839	24,050

Financial Ratios
Return on assets	1.68%	1.55%	1.79%	1.47%	1.54%
Return on tangible assets	1.72%	1.58%	1.83%	1.50%	1.57%
Return on equity	12.82%	11.84%	13.72%	11.31%	11.91%
Return on tangible equity	15.29%	14.18%	16.48%	13.63%	14.46%
Net interest margin (not taxable equivalent)	5.26%	5.29%	5.36%	5.28%	5.45%
Net interest margin (taxable equivalent yield)	5.67%	5.69%	5.73%	5.61%	5.77%
Net loan (recoveries) losses to avg. loans	(0.08)%	(0.03)%	0.61%	0.62%	0.05%
Efficiency ratio	57.9%	61.4%	57.9%	62.3%	60.2%

Period Averages
Total Assets	$1,990,671	$1,947,332	$1,935,767	$1,914,466	$1,867,782
Total Tangible Assets	1,948,523	1,905,206	1,893,659	1,872,173	1,825,298
Total Loans (include loans held for sale)	1,132,369	1,115,920	1,098,947	1,081,936	1,126,375
Total Earning Assets	1,801,275	1,764,490	1,755,655	1,739,554	1,696,190
Total Deposits	1,711,342	1,672,208	1,661,588	1,641,953	1,608,633
Common Equity	261,509	254,950	251,922	248,608	240,900
Common Tangible Equity	219,361	212,824	209,814	206,315	198,416

Balance Sheet - At Period-End
Cash and due from banks	$124,176	$113,257	$128,036	$110,454	$115,891
Investments and Fed Funds Sold	680,320	669,990	625,483	637,124	585,313
Loans held for sale	49,875	26,794	22,560	3,760	4,801
Loans, net of deferred fees, before allowance for loan losses	1,102,210	1,095,355	1,087,551	1,106,184	1,101,695
Allowance for Loan Losses	(17,963)	(17,576)	(17,370)	(17,465)	(19,160)
Goodwill and other intangibles	42,292	42,289	42,264	42,254	42,441
Other assets	43,344	47,772	46,216	45,711	47,610
Total Assets	$2,024,254	$1,977,881	$1,934,740	$1,928,022	$1,878,591

Non-interest bearing deposits	$422,732	$397,622	$390,212	$391,350	$374,744
Interest bearing deposits	1,317,402	1,304,525	1,262,735	1,247,987	1,224,270
Other borrowings	6,354	2,382	10,973	11,574	12,696
Allowance for losses - unfunded commitments	1,812	1,811	1,771	1,687	1,687
Other liabilities	13,594	15,777	14,914	23,514	19,888
Shareholders’ equity	262,360	255,764	254,135	251,910	245,306
Total Liabilities and Shareholders’ equity	$2,024,254	$1,977,881	$1,934,740	$1,928,022	$1,878,591

Asset Quality & Capital - At Period-End
Non-accrual loans	$16,436	$16,799	$16,748	$10,729	$12,449
Loans past due 90 days or more	1	—	—	4	68
Other real estate owned	—	—	—	—	—
Total non performing assets	$16,437	$16,799	$16,748	$10,733	$12,517

Allowance for losses to loans, gross (1)	1.8%	1.8%	1.8%	1.7%	1.9%
Non-accrual loans to total loans, gross	1.5%	1.5%	1.5%	1.0%	1.1%
Non performing assets to total assets	0.8%	0.8%	0.9%	0.6%	0.7%
Allowance for losses to non performing loans (1)	120.3%	115.4%	114.3%	178.4%	166.5%

Equity to average assets (leverage ratio)	10.5%	10.6%	10.6%	10.5%	10.7%
Tier One capital to risk-adjusted assets	14.6%	14.6%	14.7%	14.5%	14.7%
Total capital to risk-adjusted assets	15.8%	15.9%	16.0%	15.7%	16.0%

(1)   Includes allowance for loan losses and allowance for losses - unfunded commitments